UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2023

Hanesbrands Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-32891	20-3552316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, North Carolina	27105
(Address of principal executive offices)	(Zip Code)

(336) 519-8080

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	HBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 8, 2023, Hanesbrands Inc. (the “Company”), along with each of MFB International Holdings S.à r.l. and HBI Holdings Australasia PTY LTD (f/k/a HBI Australia Acquisition Co. PTY LTD), wholly-owned subsidiaries of the Company (together with the Company, the “Borrowers”), entered into a First Incremental Amendment and Joinder Agreement (the “First Incremental Amendment”) with the various lenders party thereto, JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent (the “Agent”), and the subsidiaries of the Company party thereto as guarantors. The First Incremental Amendment amends the Fifth Amended and Restated Credit Agreement, dated as of November 19, 2021 (as amended prior to the First Incremental Amendment, the “Credit Agreement,” and as amended by the First Incremental Amendment, the “Amended Credit Agreement”), among the Borrowers, the Agent, and the various financial institutions and other persons from time to time party thereto.

The First Incremental Amendment provides for a new senior secured term loan B facility (the “Term Loan B Facility”) in an aggregate principal amount of $900.0 million. The issue price of the Term Loan B Facility is equal to 99.0% of the aggregate principal amount thereof. The Term Loan B Facility will bear interest based on the Secured Overnight Financing Rate plus an applicable margin of 3.75%, subject to a floor of 0.50%. The Term Loan B Facility is guaranteed by each domestic subsidiary of the Company which guarantees the other facilities under the Credit Agreement (the “U.S. Subsidiary Guarantors”). The Term Loan B Facility is secured by substantially all of the assets of the Company and the U.S. Subsidiary Guarantors, on a pari passu basis with the other facilities under the Credit Agreement. The Term Loan B Facility matures on March 8, 2030.

The net proceeds from the Term Loan B Facility, together with cash on hand and the net proceeds from the Company’s recently completed offering and sale of $600.0 million aggregate principal amount of 9.000% senior unsecured notes due 2031, were used to redeem all of the Company’s outstanding 4.625% Senior Notes due 2024 and 3.5% Senior Notes due 2024 and to pay related fees and expenses.

The foregoing description of the First Incremental Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the First Incremental Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On March 9, 2023, the Company issued a press release announcing the completion of the refinancing of the last remaining series of its senior notes due 2024 and the closing of the Term Loan B Facility. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	First Incremental Amendment and Joinder Agreement, dated as of March 8, 2023, to the Fifth Amended and Restated Credit Agreement among Hanesbrands Inc., MFB International Holdings S.à r.l., HBI Australia Acquisition Co. Pty Ltd, the lenders party thereto and JPMorgan Chase Bank N.A., as the administrative agent and the collateral agent.

99.1	Press release dated March 9, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANESBRANDS INC.

Date: March 13, 2023	By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	EVP, Chief Legal and Compliance Officer & Corporate Secretary